Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ubiquiti Networks, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333‑193793, 333-185958 and 333-177310) of Ubiquiti Networks, Inc. of our report dated August 25, 2017, with respect to the consolidated balance sheet of Ubiquiti Networks, Inc. as of June 30, 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the year ended June 30, 2017, and the effectiveness of internal control over financial reporting as of June 30, 2017, which report appear in the June 30, 2017 annual report on Form 10‑K of Ubiquiti Networks, Inc. Our report on the consolidated financial statements refers to a change in the method of accounting for share-based payments effective July 1, 2016 due to the Company's adoption of FASB ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.
/s/ KPMG LLP
New York, New York
August 25, 2017